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                                                                     EXHIBIT 8.1

                                                                  April 22, 1996

National Data Corporation
National Data Corporation Plaza
1564 N.E. Expressway
Atlanta, Georgia 30329-2010

C.I.S. Technologies, Inc.
One Warren Place
6100 South Yale Avenue
Suite 1900
Tulsa, Oklahoma 74136-1903

          Re: Proposed Agreement and Plan of Merger by and Between National Data Corporation and C.I.S. Technologies, Inc.

Ladies and Gentlemen:

     We have acted as counsel to National Data Corporation ("NDC"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of NDC Merger Corp., a wholly-owned subsidiary of NDC ("Sub"), with and into C.I.S. Technologies, Inc. ("CIS"), a corporation organized and existing under the laws of the State of Delaware, with CIS as the Surviving Association (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between CIS and NDC dated as of April 15, 1996 (the "Agreement"). In our capacity as counsel to NDC, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) the Agreement;

          (2) the Registration Statement on Form S-4 filed by NDC with the Securities and Exchange Commission under the Securities Act of 1933, on April 22, 1996, including the Proxy Statement/Prospectus for the special meeting of the stockholders of CIS;

          (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of NDC and CIS and through certificates provided by the management of NDC and the management of CIS.
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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 2

     You have advised us that the proposed transaction will give NDC a strong presence in the markets served by CIS and enable the combined organization to realize certain operating efficiencies. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into CIS in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. CIS shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of NDC and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CIS, Sub and NDC and by the sole stockholder of Sub.

          (2) At the Effective Time, by virtue of the Merger, and without any action on the part of NDC, CIS, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of NDC Capital Stock, including any associated NDC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of CIS Common Stock.

             (c) Each share of CIS Common Stock (excluding shares held by any CIS Company or any NDC Company) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of NDC Common Stock (the "Common Stock Exchange Ratio").

             (d) Each share of CIS Series A Preferred Stock (excluding shares held by any CIS Company or any NDC Company, excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of NDC Common Stock as equals the product of the Common Stock Exchange Ratio and the number of shares of CIS Common Stock into which such share of CIS Series A Preferred Stock, if fully convertible, would be convertible (the "Preferred Stock Exchange Ratio").

             (e) Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of CIS Capital Stock shall be accompanied by an NDC Right.

         (3) In the event NDC changes the number of shares of NDC Common Stock, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio shall be proportionately adjusted.

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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 3

          (4) Each of the shares of CIS Common Stock held by any CIS Company or by any NDC Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (5) Notwithstanding any other provision of the Agreement, each holder of shares of CIS Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NDC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NDC Common Stock multiplied by the market value of one share of NDC Common Stock at the Effective Time. The market value of one share of NDC Common Stock at the Effective Time shall be determined pursuant to Section 3.4 of the Agreement.

          (6) As provided in Section 3.5 of the Agreement, any holder of shares of CIS Series A Preferred Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL and surrendered to CIS the certificate or certificates representing the shares for which payment is being made.

          (7) At the Effective Time, each option or other right to purchase shares of CIS Common Stock pursuant to stock options or stock appreciation rights granted by CIS under the CIS Stock Plans (collectively, "CIS Options"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Rights with respect to NDC Common Stock, and NDC shall assume each CIS Option, in accordance with the terms of the CIS Stock Plan and stock option agreement or other agreement by which it is evidenced on substantially the same terms and conditions, except as otherwise provided in Section 3.6(a) of the Agreement. As soon as practicable after the Effective Time, NDC shall deliver to the participants in each CIS Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such CIS Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) of the Agreement after giving effect to the Merger), and NDC shall comply with the terms of each CIS Stock Plan to ensure, to the extent required by, and subject to the provisions of, such CIS Stock Plan, that CIS Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, NDC shall take all corporate action necessary to reserve for issuance sufficient shares of NDC Common Stock for delivery upon exercise of CIS Options assumed by it in accordance with Section 3.6 of the Agreement.

          (8) At the Effective Time, each HRS Warrant which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a Right with respect to NDC Common Stock, and NDC shall assume each HRS Warrant, in accordance with the terms of the HRS Warrant Agreement, except as otherwise provided in Section 3.6(c) of the Agreement.

          (9) At the Effective Time, each CIS Convertible Note which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a Right with respect to NDC Common

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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 4

     Stock, and NDC shall assume each CIS Convertible Note, in accordance with the terms of the CIS Convertible Note Agreement, except as otherwise provided in Section 3.6(d) of the Agreement.

          (10) At the Effective Time, each BT Warrant which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a Right with respect to NDC Common Stock, and NDC shall assume each BT Warrant, in accordance with the terms of the BT Warrant Agreement, except as otherwise provided in Section 3.6(e) of the Agreement.

          (11) All contractual restrictions or limitations on transfer with respect to CIS Common Stock awarded under the CIS Stock Plans or any other plan, program, Contract or arrangement of any CIS Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of NDC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

     We have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

          (1) The fair market value of the NDC Common Stock and cash, if any, received by each stockholder of CIS will, in each instance, be approximately equal to the fair market value of the CIS Capital Stock surrendered in exchange therefor.

          (2) There is no plan or intention by any of the stockholders of CIS who own five percent (5%) or more of the outstanding CIS Capital Stock, and to the best of the knowledge of the management of CIS, there is no plan or intention on the part of the remaining stockholders of CIS to sell, exchange, or otherwise dispose of a number of shares of NDC Common Stock received in the Merger that would reduce the CIS stockholders' ownership of NDC Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of CIS immediately prior to the Merger. For purposes of this representation, shares of CIS Capital Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of NDC Common Stock will be treated as outstanding CIS Capital Stock on the date of the Merger. Moreover, shares of CIS Capital Stock and shares of NDC Common Stock held by CIS stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          (3) Following the Merger, CIS will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Sub's net assets and at least seventy percent (70%) of the fair market value of Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by CIS or Sub to dissenters, amounts paid by CIS or Sub to stockholders who receive cash or other property, amounts used by CIS or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by CIS will be included as assets of CIS or Sub, respectively, immediately prior to the Merger. Also for purposes of this representation, assets disposed of in contemplation of the Merger will be considered as assets held by CIS immediately prior to the Merger.

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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 5

          (4) Prior to the Merger, NDC will be in control of Sub. For purposes of this representation and those set forth below in paragraph (5), (7),
     (12), and (13), "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

          (5) CIS has no plan or intention to issue additional shares of its stock that would result in NDC losing control of CIS.

          (6) NDC has no plan or intention to reacquire any of its Common Stock issued in the Merger.

          (7) NDC will not liquidate CIS; merge CIS with or into another corporation; sell or otherwise dispose of the stock of CIS except for transfers of stock to corporations controlled by NDC; or cause CIS to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by CIS.

          (8) Sub will have no liabilities assumed by CIS, and will not transfer to CIS any assets subject to liabilities, in the Merger.

          (9) Following the Merger, CIS will continue its historic business or use a significant portion of its historic business assets in a business.

          (10) NDC, Sub, CIS, and the stockholders of CIS will pay their respective expenses, if any, incurred in connection with the Merger, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement. NDC shall pay the filing fees payable in connection with the HSR Act filing.

          (11) There is no intercorporate indebtedness existing between NDC and CIS or between Sub and CIS that was issued, acquired, or will be settled at a discount.

          (12) Pursuant to the Merger, shares of CIS Capital Stock representing control of CIS will be exchanged solely for voting Common Stock of NDC. For purposes of this representation, shares of CIS Capital Stock exchanged for cash or other property originating with NDC will be treated as outstanding CIS Capital Stock on the date of the Agreement.

          (13) At the time of the Merger, CIS will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in CIS that, if exercised or converted, would affect NDC's acquisition or retention of control of CIS.

          (14) NDC does not own, nor has it owned during the past five years, any shares of the stock of CIS.

          (15) None of NDC, Sub nor CIS is an "investment company." For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment.

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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 6

          (16) On the date of the Merger, the fair market value of the assets of CIS will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (17) CIS is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

          (18) The payment of cash to CIS stockholders in lieu of fractional shares of NDC Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid to CIS stockholders in lieu of fractional shares of NDC Common Stock will not exceed one percent (1%) of the total consideration issued in the Merger to the stockholders of CIS in exchange for their shares of CIS Capital Stock. The fractional share interest of each CIS stockholder will be aggregated, and no stockholder of CIS will receive cash in an amount equal to or greater than the value of one full share of NDC Common Stock.

          (19) None of the compensation received by any stockholder-employees of CIS will be separate consideration for, or allocable to, any of their shares of CIS Capital Stock. None of the shares of NDC Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a CIS stockholder-employee who continues as an employee of NDC subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          (20) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of CIS' United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) CIS is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which CIS is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by CIS, in the case of a first-tier subsidiary of CIS or by a controlled corporation, in the case of a lower-tier subsidiary.

          (21) The management of NDC is not aware of any plan or intention to take any action that would cause the NDC Rights to become exercisable.

          (22) The Agreement represents the entire understanding of NDC, CIS, and Sub with respect to the Merger.

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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 7

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

          (1) Provided the proposed merger of Sub with and into CIS qualifies as a statutory merger under the Delaware General Corporation Law, and since
     (a) after the proposed transaction, CIS will hold substantially all of its assets and substantially all of the assets of Sub and (b) in the transaction, the CIS stockholders will exchange an amount of stock constituting control of CIS solely for NDC Common Stock, the proposed merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that NDC Common Stock is used in the transaction (section 368(a)(2)(E)). For purposes of this opinion, "substantially all" means at least 90 percent (90%) of the fair market value of the net assets and at least 70 percent (70%) of the fair market value of the gross assets of CIS held immediately prior to the proposed transaction. NDC, Sub, and CIS will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

          (2) No gain or loss will be recognized by NDC upon the receipt of CIS Common Stock solely in exchange for Sub Common Stock.

          (3) No gain or loss will be recognized by Sub on the transfer of its assets to CIS solely in exchange for shares of CIS Common Stock.

          (4) No gain or loss will be recognized by CIS upon the receipt of the assets of Sub in exchange for shares of CIS Common Stock.

          (5) The stockholders of CIS will recognize no gain or loss upon the receipt of NDC Common Stock solely in exchange for their CIS Capital Stock. In addition, no gain or loss will be recognized by the stockholders of CIS upon the receipt of the NDC Rights attached to the NDC Common Stock.

          (6) The basis of the NDC Common Stock received by the CIS stockholders in the proposed transaction will, in each instance, be the same as the basis of the CIS Capital Stock surrendered in exchange therefor.

          (7) The holding period of the NDC Common Stock received by the CIS stockholders will, in each instance, include the period during which the CIS Capital Stock surrendered in exchange therefor was held, provided that the CIS Capital Stock was held as a capital asset on the date of the exchange.

          (8) The payment of cash to CIS stockholders in lieu of fractional share interests of NDC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by NDC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set

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National Data Corporation
C.I.S. Technologies, Inc.
April 22, 1996
Page 8

out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger, including, but not limited to, the tax consequences of the exchange of BTS or HRS warrants for NDC warrants, the assumption and related changes to the CIS Convertible Note, the recognition of deferred intercompany transactions and adjustments necessary by reason of a change in accounting method.

     This opinion is being provided solely for the use of National Data Corporation, C.I.S. Technologies, Inc., and the stockholders of C.I.S. Technologies, Inc.

     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- The Merger -- Certain Federal Income Tax Consequences," "The Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of NDC.

                                          Very truly yours,

                                          ALSTON & BIRD

                                          By:  /s/  Pinney L. Allen
                                              --------------------------------

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